Exhibit 99.1

PRESTO**	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122 715-839-2242

NEWS RELEASE	CONTACT:	Randy Lieble
FOR IMMEDIATE RELEASE		(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES
INCREASED SECOND QUARTER 2006 SALES AND EARNINGS

        Eau Claire, Wisconsin (July 28, 2006) — National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

        In response to questions about second quarter 2006 sales and earnings, Maryjo Cohen, President, stated, “The 2005 annual report prediction concerning Defense proved to be as accurate for the second quarter as it had been for first quarter 2006. All three of the Company’s segments enjoyed sales increases during the quarter under review, however, the Defense segment’s increase had the most significant impact. Likewise, as in the first quarter, the Defense segment contributed the majority of the quarter’s earnings increase, again offset in part by anticipated losses from the Absorbent Product segment. The earnings improvement was further augmented by an increase in the Housewares/Small Appliance segment’s earnings over those enjoyed during the prior year’s comparable quarter, in largest part attributable to that segment’s higher sales volume. Increased yields from the company’s portfolio, reflecting the interest rate increases implemented by the Federal Reserve over the past several quarters, also had a favorable, albeit nominal, impact on earnings.”

        National Presto manufactures and sells small household electric appliances and pressure cookers under the PRESTO® brand name. It also produces and sells medium caliber ammunition items and absorbent products. The Company is widely recognized as an innovator of new products.

	THREE MONTHS ENDED
	July 2, 2006	July 3, 2005
Net Sales	$58,014,000	$34,669,000
Net Earnings	$3,614,000	$1,574,000
Net Earnings Per Share	$.53	$.23
Weighted Shares Outstanding	6,832,000	6,828,000

	SIX MONTHS ENDED
	July 2, 2006	July 3, 2005
Net Sales	$103,067,000	$70,028,000
Net Earnings	$5,532,000	$2,850,000
Net Earnings Per Share	$.81	$.42
Weighted Shares Outstanding	6,831,000	6,826,000

        This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including its Form 10-K for the period ended December 31, 2005.

**Trademark of National Presto Industries, Inc.